    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 1997


                                                      REGISTRATION NO. 333-27651
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        AMERICAN HEALTH PROPERTIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    95-4084878
                (STATE OR OTHER JURISDICTION                                       (I.R.S. EMPLOYER
             OF INCORPORATION OR ORGANIZATION)                                  IDENTIFICATION NUMBER)

                 6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1800
                           ENGLEWOOD, COLORADO 80111
                                 (303) 796-9793
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               JOSEPH P. SULLIVAN
                 6400 SOUTH FIDDLER'S GREEN CIRCLE, SUITE 1800
                           ENGLEWOOD, COLORADO 80111
                                 (303) 796-9793
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                                  PAUL HILTON
                          DAVIS, GRAHAM & STUBBS, LLP
                          370 17TH STREET, SUITE 4700
                             DENVER, COLORADO 80202
                                 (303) 892-9400
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                             (Cover continued on following page)
================================================================================

                        CALCULATION OF REGISTRATION FEE


======================================================================================================================
                                                  PROPOSED MAXIMUM         PROPOSED MAXIMUM           AMOUNT OF
 TITLE OF SECURITIES        AMOUNT TO BE           OFFERING PRICE             AGGREGATE              REGISTRATION
 TO BE REGISTERED(1)       REGISTERED(2)            PER UNIT(3)        OFFERING PRICE(2)(4)(5)          FEE(4)
----------------------------------------------------------------------------------------------------------------------
Debt Securities(6)...
------------------------------------------------------------------------------------------------------------------
Preferred Stock, $.01
par value............
------------------------------------------------------------------------------------------------------------------
Depositary Shares....
------------------------------------------------------------------------------------------------------------------
Common Stock, $.01
par value(7)(8)......
------------------------------------------------------------------------------------------------------------------
Warrants.............
------------------------------------------------------------------------------------------------------------------
Total................       $300,000,000                100%                 $300,000,000             $90,910(9)
==================================================================================================================


(1) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Subject to Footnote (4), there are being registered hereunder an indeterminate principal amount of Debt Securities, Preferred Stock (and Depositary Shares with respect thereto), Common Stock and Warrants as may be sold from time to time by the Registrant. This Registration Statement also covers contracts that may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares, Common Stock or Warrants. Such contracts would be issued with Debt Securities, Preferred Stock, Depositary Shares, Common Stock or Warrants. There are also being registered hereunder an indeterminate principal amount of Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants as may be issuable upon conversion of Debt Securities, Preferred Stock or Warrants or pursuant to antidilution provisions thereof. This Registration Statement does not cover Common Stock that may be issuable upon exchange of the Psychiatric Group Stock.

(2) In U.S. dollars or the equivalent thereof in one or more foreign currencies or currency units or composite currencies, including the European Currency Unit.

(3) The proposed maximum offering price per unit will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o). In no event will the aggregate initial offering price of the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and Warrants issued under this Registration Statement exceed $300,000,000 or the equivalent thereof in one or more foreign or composite currencies.

(5) No separate consideration will be received for (i) Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Stock or Depositary Shares or (ii) Debt Securities, shares of Common Stock or Preferred Stock or Depositary Shares that are issued upon exercise of Warrants registered hereby.

(6) If any such Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price of up to $300,000,000.

(7) The aggregate amount of Common Stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933, as amended.

(8) This Registration Statement also covers Preferred Stock Purchase Rights under the Registrant's Preferred Stock Purchase Rights Plan, which are attached to and tradeable only with the shares of Common Stock registered hereby. No registration fees are required for such shares and such rights as they will be issued for no additional consideration.


(9) Fee previously paid.

PROSPECTUS


                        American Health Properties, Inc.

                                  COMMON STOCK
                                DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                    WARRANTS
                            ------------------------

    American Health Properties, Inc. (the "Company", which term refers to the Company and its subsidiaries unless the context otherwise requires) may offer from time to time (i) shares of Common Stock, par value $.01 per share ("Common Stock") of the Company, (ii) debt securities ("Debt Securities"), which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities"), consisting of debentures, notes, bonds and/or other unsecured evidences of indebtedness in one or more series, which Debt Securities may (or may not) be convertible into Common Stock, other Debt Securities, or Preferred Stock, par value $.01 per share ("Preferred Stock") of the Company or (iii) shares of Preferred Stock in one or more series, which may (or may not) be convertible into Common Stock; (iv) depositary shares ("Depositary Shares") representing a fractional interest in a share of Preferred Stock; or (v) warrants ("Warrants") to purchase Common Stock, Debt Securities, Preferred Stock or Depositary Shares. The foregoing securities are collectively referred to as the "Securities." The Securities will be offered at an aggregate initial offering price not to exceed U.S. $300,000,000, at prices and on terms to be determined at the time of sale.


    The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering thereof; (ii) in the case of Debt Securities, the title, aggregate principal amount, whether such Debt Securities are senior or subordinate, denominations (which may be in United States dollars or in any other currency, currencies or currency unit), maturity, premium (if any), interest rate (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, place or places where principal of (and premium, if any) and interest on such Debt Securities will be payable, the currency or currency unit in which principal, premium (if any) or interest is payable, any terms for redemption at the option of the Company or the holder of such Debt Securities, any terms for sinking fund payments, any conversion or exchange rights, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities; (iii) in the case of Preferred Stock and Depositary Shares, the designation, number of shares, stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends will be payable and dates from which dividends will accrue, voting rights, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock in the form of Depositary Shares, any listing of the Preferred Stock or Depositary Shares on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock and/or Depositary Shares; and (iv) in the case of Warrants, the number and terms thereof, the designation and the number of Securities issuable upon their exercise, the exercise price, any listing of the Warrants or the underlying Securities on a securities exchange and any other terms in connection with the offering, sale and exercise of the Warrants. The Prospectus Supplement will also contain information, as applicable, about material United States Federal income tax, accounting and other considerations relating to the Securities in respect of which this Prospectus is being delivered.


    The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Company. The Subordinated Securities will be subordinated to all existing and future Senior Indebtedness (as defined herein) of the Company. If so specified in the accompanying Prospectus Supplement, all or a portion of any Debt Securities may be issued in permanent global form.

    The Company's Common Stock is listed on The New York Stock Exchange, Inc. (Symbol: "AHE") and its Psychiatric Group Preferred Stock is quoted on the National Association of Securities Dealers Automated Quotations National Market (Symbol: "AHEPZ"). Any Common Stock offered hereby or into which the other Securities offered hereby are convertible will be listed, subject to notice of issuance, on The New York Stock Exchange, Inc.

    The Company may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein. This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL
                            ------------------------


                The date of this Prospectus is October 14, 1997

     No person is authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus or in the accompanying Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, agent or dealer. This Prospectus and the accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities in respect of which this Prospectus and the accompanying Prospectus Supplement is delivered or an offer of any securities in any jurisdiction to any person when such an offer would be unlawful.

     The delivery of this Prospectus together with a Prospectus Supplement relating to particular Securities shall not constitute an offer in any jurisdiction of any of the other Securities covered by this Prospectus.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information of and concerning the Company. Such reports and proxy statements can also be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. Statements contained in this Prospectus as to the contents of certain documents are not necessarily complete, and, with respect to each such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to the copy of the document so filed. Each statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1996.

     2. Quarterly Report on Form 10-Q for the three months ended March 31, 1997.


     3. Quarterly Report on Form 10-Q for the six months ended June 30, 1997.



     4. Current Report on Form 8-K, dated August 14, 1995.



     5. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part of this Prospectus from the date of filing of each such document.


     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this

Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will furnish without charge to each person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to 6400 South Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111 (Telephone: (303) 796-9793), Attention: Secretary.

     The following information is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, incorporated herein by reference. Certain capitalized terms used herein are defined in the Glossary.

                                  THE COMPANY

     American Health Properties, Inc. (together with its subsidiaries, the "Company") is a self-administered real estate investment trust ("REIT") that commenced operations in 1987. The Company has investments in health care facilities that are operated by qualified third party health care providers, as well as medical office buildings.


     As of June 30, 1997, the Company's portfolio of investments consisted of 13 acute care hospitals, three psychiatric hospitals owned by the Company, two mortgage loans secured by psychiatric hospitals, three rehabilitation hospitals, four assisted living facilities, one mortgage loan secured by a long-term acute care hospital, one long-term acute care hospital (currently under construction), six skilled nursing facilities (two of which are under construction), two medical office buildings and two Alzheimer's care facilities. The Company has separated its business and properties into two distinct units: (i) the Core Group, which includes the Company's acute care, rehabilitation hospitals, assisted living facilities, long-term acute care facility, skilled nursing facilities, medical office buildings and Alzheimer's care facilities and (ii) the Psychiatric Group, which includes all of the Company's investments in psychiatric hospitals.


     The Company's principal executive office is located at 6400 South Fiddler's Green Circle, Suite 1800, Englewood, Colorado 80111, and its telephone number at such address is (303) 796-9793.

                       MANAGEMENT AND ACCOUNTING POLICIES


     The Company prepares financial statements in accordance with generally accepted accounting principles, consistently applied, for both of the Groups, and these financial statements, taken together, comprise all of the accounts included in the corresponding consolidated financial statements of the Company. The financial statements of each Group principally reflect the investments included therein. Such Group financial statements also include allocated portions of the Company's corporate assets, liabilities (including contingent liabilities), stockholders' equity and items of income, expense and cash flow that are not separately identified with the operations of the other Group. Notwithstanding such allocations for the purpose of preparing Group financial statements, each holder of Common Stock, Preferred Stock (and Depositary Shares with respect thereto) or Psychiatric Group Stock is a holder of an issue of capital stock of the entire Company and is subject to risks associated with an investment in the entire Company and all of its businesses, assets and liabilities.


     Cash management and allocation of principal corporate activities between the Psychiatric Group and the Core Group are based upon methods that management believes to be reasonable and are reflected in their respective Group financial statements. The following is a summary of certain policies adopted by the Board and relating to these matters, as in effect as of the date of this Prospectus.


          (i) Cash needs of the Psychiatric Group in excess of cash held by the Psychiatric Group may, at the option of the Board, be funded by advances from the Core Group to the Psychiatric Group constituting additional revolving inter-Group loans, but the aggregate revolving inter-Group loans owed by the Psychiatric Group to the Core Group are limited to a maximum of $7,930,000 at any one time outstanding, subject to reduction of such limit commensurate with any permanent repayment in the future of working capital loans extended to certain psychiatric hospital operators, but in no event will such limit be reduced below $5,000,000.


          (ii) Except as permitted by (i) above, no additional fixed rate or other inter-Group loans will be advanced by the Core Group to the Psychiatric Group.

          (iii) All third party debt incurred by the Company and its subsidiaries is specifically attributed to and reflected on the financial statements of the Core Group except for debt that is non-recourse to the assets of the Core Group.


          (iv) All Common Stock and any other class or series of stock of the Company, including the Preferred Stock and any Depositary Shares with respect thereto, other than the Psychiatric Group Stock, as well as the net proceeds of any future issuances thereof, are specifically attributed to and reflected on the financial statements of the Core Group.



          (v) If the Psychiatric Group sells any assets out of the ordinary course ("Psychiatric Group Asset Sales"), the Net Proceeds from Psychiatric Group Asset Sales will be applied, first, to repay revolving inter-Group loans owed by the Psychiatric Group to the Core Group to the extent of the psychiatric hospital operator working capital loans associated with the asset or assets sold, second, to repay fixed rate inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), and third, to repay other revolving inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), before any remaining Net Proceeds from Psychiatric Group Asset Sales may be used to make distributions to holders of Psychiatric Group Stock as described under "Description of Common Stock and Psychiatric Group Stock -- Dividends."



          (vi) Excess cash held by the Psychiatric Group (other than Net Proceeds from Psychiatric Group Asset Sales, which is treated as described in (v) above) is applied to reduce revolving inter-Group loans owed by the Psychiatric Group to the Core Group (until repaid in full), subject to the ability of the Psychiatric Group, at the option of the Board, to re-borrow cash from the Core Group up to the limitations described in (i) above to cover future cash needs of the Psychiatric Group (including, without limitation, to fund dividends in a manner consistent with the dividend policy then applicable to the Psychiatric Group Stock).


          (vii) Fixed rate inter-Group loans owed by the Psychiatric Group to the Core Group (a) bear interest at a fixed rate of approximately 13% per annum and (b) are prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

          (viii) Revolving inter-Group loans owed by the Psychiatric Group to the Core Group (a) bear interest at a floating rate equal from time to time to the prevailing prime rate (as determined by the Board, whose determination shall be conclusive) plus 2% and (b) are prepayable without premium at any time, at the option of the Board. The higher interest rate charged to the Psychiatric Group reflects management's belief that the consolidated Company is a stronger credit than the Psychiatric Group on a stand alone basis.

          (ix) Cash held by the Psychiatric Group in excess of inter-Group loans owed by the Psychiatric Group required to be repaid as set forth in (v) and
     (vi) above may, at the option of the Board, be advanced to the Core Group as revolving inter-Group loans (to the extent such cash can be beneficially put to use by the Core Group) or otherwise invested on behalf of the Psychiatric Group.

          (x) Revolving inter-Group loans owed by the Core Group to the Psychiatric Group (a) bear interest at a floating rate equal from time to time to the weighted average interest rate borne by the Company's revolving debt (or, for periods in which there is no such revolving debt outstanding, the interest rate at which the Company could borrow on a revolving basis, as determined by the Board, whose determination shall be conclusive) and
     (b) are prepayable without premium at any time, at the option of the Board. The interest rate charged to the Core Group reflects management's belief that the consolidated Company and the Core Group, on a stand alone basis, are comparable credits.

          (xi) As a result of the foregoing, the balance sheet of the Core Group reflects its net revolving and net fixed rate inter-Group loans to or borrowings from the Psychiatric Group, and the balance sheet of the Psychiatric Group reflects its net revolving and net fixed rate inter-Group loans to or borrowings from the Core Group. Similarly, the respective income statements of the Core Group and the Psychiatric Group reflect interest income or expense, as the case may be, associated with such loans or borrowings and the respective statements of cash flows of the Core Group and the Psychiatric Group reflect changes in the amounts thereof deemed outstanding.

          (xii) Corporate, general and administrative costs that cannot be directly allocated to either Group are allocated between the Core Group and the Psychiatric Group on the basis of their respective contributions to revenue, provided that at no time will such expenses allocated to either Group be less than $250,000 per annum.

     Nothing in the foregoing policies obligates the Board to cause the Core Group to provide funds to the Psychiatric Group if the Board determines it is in the best interests of the Company not to do so. The foregoing policies may be modified or rescinded in the sole discretion of the Board without the approval of stockholders, although there is no present intention to do so. The Board could also adopt additional policies depending upon the circumstances. Any determination by the Board to modify or rescind such policies, or to adopt additional policies, including any such decision that could have disparate effects upon holders of Common Stock and Psychiatric Group Stock, would be made by the Board in the good faith belief that such decision is in the best interests of the Company and its stockholders, including the holders of Common Stock and Psychiatric Group Stock. In addition, generally accepted accounting principles would require that changes in accounting principles must be preferable (in accordance with generally accepted accounting principles) to the principles previously in place.

                                USE OF PROCEEDS

     Except as otherwise described in the accompanying Prospectus Supplement, the net proceeds from the sale of Securities will be used for general corporate purposes, which may include working capital, acquisitions, investments, refinancings of indebtedness, capital expenditures, and repurchases and redemptions of securities.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated. For purposes of calculating such ratio, "earnings" includes income before income taxes and fixed charges. "Fixed charges" consists of interest on all indebtedness and that portion of rental expense that management believes to be representative of interest. Because dividends payable on the Psychiatric Group Stock are not fixed, dividends paid on the Psychiatric Group Stock are not included in the presentation of the ratio of earnings to combined fixed charges and preferred stock dividends. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges for the periods presented.


                                               SIX MONTHS            YEAR ENDED DECEMBER 31,
                                             ENDED JUNE 30,    ------------------------------------
                                                  1997         1996    1995    1994    1993    1992
                                             --------------    ----    ----    ----    ----    ----
Consolidated ratio of earnings to fixed
  charges (unaudited)......................       2.16(a)      2.91    2.54    1.33(b) 2.81    (c)


---------------
(a) Decrease in ratio was primarily due to an $11 million impairment loss on Psychiatric Group real estate investments and other notes receivable.

(b) Decrease in ratio was primarily due to a $30 million write-down of Psychiatric Group real estate investments.

(c) Earnings did not cover fixed charges by $7.2 million primarily due to a $45 million write-down of Psychiatric Group real estate investments.


     The Coverage Ratios as defined in the Company's debt agreements for the six months ended June 30, 1997 and the years ended 1996, 1995, 1994, 1993 and 1992 were 4.05, 3.78, 3.04, 3.09, 2.58, and 2.29, respectively.

            DESCRIPTION OF COMMON STOCK AND PSYCHIATRIC GROUP STOCK

     The following description is intended as a summary of the principal provisions of, and is qualified in all respects by reference to, (a) the Company's Certificate of Incorporation and Bylaws previously filed with the Securities and Exchange Commission and (b) the Certificate of Designations specifying the terms of the Psychiatric Group Stock, filed as Exhibit 4.1 to the Current Report on Form 8-K, dated August 14, 1995, incorporated by reference herein.

GENERAL


     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board. As of June 30, 1997, the Company had issued and outstanding 23,463,754 shares of Common Stock. As of June 30, 1997, the Company had outstanding approximately 208,000 shares of Psychiatric Group Stock, which constitute a separate series of Preferred Stock, issued and outstanding. Such shares are the only shares of Psychiatric Group Stock authorized by the Board to be issued, except shares of Psychiatric Group Stock issuable upon exercise of options granted in connection with the transaction in which the Company distributed Depositary Shares representing Psychiatric Group Stock to the holders of the Company's Common Stock (the "Distribution"). In addition, the Company has authorized the issuance of approximately 257,000 Series A Preferred Shares. See " -- Preferred Stock Purchase Rights Plan."


     The authorized but unissued shares of Common Stock of the Company will be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring companies or businesses. Under applicable Delaware law, such future issuances of Common Stock would not require further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Certificate of Incorporation or would otherwise be deemed advisable by the Board.


     Each holder of Common Stock is a holder of an issue of capital stock of the entire Company and is subject to the risks associated with an investment in the Company and all of its businesses, assets and liabilities. For example, if the cash flow and proceeds of any sales of assets of the Psychiatric Group should be insufficient to service inter-Group loans or other debt owed by the Psychiatric Group, the Core Group would be adversely affected.


     The Common Stock trades on The New York Stock Exchange, Inc. under the symbol "AHE" and the Psychiatric Group Stock is quoted on the National Association of Securities Dealers Automated Quotations National Market under the symbol "AHEPZ."

DIVIDENDS


     Subject to the rights, if any, of holders of any other Preferred Stock, dividends may be paid on the Common Stock and/or the Psychiatric Group Stock in equal or unequal amounts, when, as and if declared by the Board. Dividends on the Common Stock and Psychiatric Group Stock will be limited to the Available Dividend Amount attributable to the Core Group and the Psychiatric Group, respectively. As of June 30, 1997, the Available Dividend Amount attributable to the Core Group and the Psychiatric Group as of that date was at least $282.7 million and $36.9 million, respectively. The Available Dividend Amount is similar to the amount that would be legally available under Delaware law for the payment of dividends by the Core Group or Psychiatric Group, as the case may be, if such Group were a separate Delaware corporation. There can be no assurance that there will be an Available Dividend Amount with respect to either Group.



     Dividends on the Common Stock and the Psychiatric Group Stock will be further limited to the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock. As of June 30, 1997 the funds of the Company legally available for the payment of dividends would have been at least $319.6 million. Payments of dividends on either the Common Stock or the Psychiatric Group Stock will decrease the amount of funds legally available for the payment of dividends on both the Common Stock and the Psychiatric Group Stock.

EXCHANGE AND REDEMPTION

     Common Stock. The Certificate of Incorporation does not provide for either mandatory or optional conversion, exchange or redemption rights relating to outstanding shares of Common Stock.

     Psychiatric Group Stock. The Company may, at any time commencing one year after the date of the Distribution and in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 115% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed; provided, however, that in connection with the sale of all or substantially all of the assets of the Psychiatric Group the Company may at any time after the date of the Distribution redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed.

     If at any time commencing one year after the date of the Distribution, the Fair Market Value of the assets (other than cash, deposits and readily marketable securities) of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive) is less than $10,000,000, the Company may, in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the Net Fair Market Value of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive).

VOTING RIGHTS

     Holders of Common Stock are entitled to one vote per share and vote as one class with the holders of Psychiatric Group Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote.

     Holders of Psychiatric Group Stock are entitled to a variable number of votes per share equal to the ratio (calculated to the nearest three decimal places) of the average Market Value of one share of Psychiatric Group Stock to one share of Common Stock for the ten consecutive Trading Days ending on the last Trading Day prior to the applicable record date, and could have more than, less than or exactly one vote per share. This formula is intended to equate the proportionate voting rights of the Common Stock and Psychiatric Group Stock to their respective Market Values at the time of any vote. Holders of Psychiatric Group Stock vote as one class with holders of Common Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which would be required by law or the Company's Certificate of Incorporation to be submitted to a separate class vote. Each holder of Depositary Shares representing interests in Psychiatric Group Stock is, through the depositary share arrangements relating thereto, entitled to a number of votes per Depositary Share equal to one-tenth the number of votes to which a holder of one share of Psychiatric Group Stock is entitled.

     No class vote of holders of Psychiatric Group Stock is required upon a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or
(c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. A class vote of the holders of a majority of the outstanding shares of Psychiatric Group Stock is required for any other merger or consolidation.

     Provisions of the Company's Certificate of Incorporation require that any action permitted or required to be taken by the stockholders must be effected at a duly called annual or special meeting; stockholders cannot take any action by written consent of the stockholders. Special meetings of the stockholders may be called only by a majority of the Board, by the Chairman of the Board or by the President and may not be called by the stockholders.

     Neither the holders of Common Stock nor the holders of Psychiatric Group Stock have any cumulative voting rights or any preemptive rights to subscribe for or purchase additional shares of capital stock or any other obligations convertible into or exercisable for shares of capital stock that may hereafter be issued by the Company.

LIQUIDATION

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Common Stock and Psychiatric Group Stock are entitled to receive their respective proportionate interests in the net assets of the Company, if any, remaining for distribution to holders of stock (after payment or provision for all liabilities, including contingent liabilities, of the Company and payment of the liquidation preference payable to holders of any other series of Preferred Stock ranking senior to the Psychiatric Group Stock as to distributions upon liquidation) pro rata based upon the average Market Value of the Common Stock as compared to the average Market Value of the Psychiatric Group Stock, in each case for the ten consecutive Trading Days ending on the Trading Day prior to the date of the first public announcement of (i) a voluntary liquidation, dissolution or winding-up of the Company or (ii) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Company; provided that if the foregoing would result in a liquidation payment valued at less than $1.00 per share of the Psychiatric Group Stock, the holders of Psychiatric Group Stock are not entitled to a proportionate interest in such net assets but instead are entitled to receive a liquidation preference of $1.00 per share (and no more) before any payment may be made to holders of Common Stock.

     Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, would be deemed a liquidation, dissolution or winding-up for these purposes.

DETERMINATIONS BY THE BOARD

     The Company's Certificate of Incorporation provides that a Director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) pursuant to specific provisions of Delaware law or (iv) for any transaction from which the Director derived any improper personal benefit. The liability of Directors will be further eliminated or limited to the fullest extent permitted by future changes in Delaware law. In addition, the Certificate of Designations relating to the Psychiatric Group Stock provides that any determinations made in good faith by the Board under such Certificate of Designations, and any determinations with respect to either Group or the rights of holders of shares of Common Stock or Psychiatric Group Stock made pursuant to or in furtherance of such Certificate of Designations, will be final and binding on all stockholders of the Company, subject to the rights of stockholders under Delaware law and under the federal securities laws.

PREFERRED STOCK PURCHASE RIGHTS PLAN


     On April 20, 1990, the Company distributed to its holders of Common Stock one preferred stock purchase right (each, a "Right") for each outstanding share of Common Stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth of a share of preferred stock, Series A, par value $.01 per share (the "Series A Preferred Shares"), of the Company at a price of $45. The total number of Rights issued or issuable at June 30, 1997, including Rights issuable in connection with Common Stock which may be issued under the Company's stock incentive plans and upon the conversion of the Company's outstanding Swiss franc convertible bonds, was approximately 25,721,000. Approximately 257,000 Series A Preferred Shares could be purchased upon the exercise of all Rights currently issued or issuable. The number of Rights outstanding and Series A Preferred Shares issuable upon exercise, as well as the Series A Preferred Share purchase price, are subject to customary antidilution adjustments.

     The Rights are evidenced by the certificates for shares of Common Stock, and in general are not transferable apart from the Common Stock or exercisable until after a party has acquired beneficial ownership of or made a tender offer for 10% or more of the outstanding Common Stock of the Company (an "Acquiring Person"), or the occurrence of other events as specified in the Rights Plan. Under certain conditions as specified in the Rights Plan, including but not limited to the acquisition by a party of 15% or more of the outstanding Common Stock of the Company or the acquisition of the Company in a merger or other business combination, each holder of a Right (other than an Acquiring Person, whose Rights will be void) will receive upon exercise thereof and payment of the exercise price that number of shares of Common Stock of the Company or of the other party, as applicable, having a market value of two times the exercise price of the Right.

     The Rights expire on April 20, 2000, and until exercised, the holder thereof, as such, will have no rights as a shareholder of the Company. At the Company's option, the Rights may be redeemed in whole at a price of $.01 per Right at any time prior to becoming exercisable. In general, the Company may also exchange the Rights at a ratio of one share of Common Stock per Right after becoming exercisable but prior to the acquisition of 50% or more of the outstanding shares of Common Stock by any party.

     Series A Preferred Shares issuable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will have 100 votes and will be entitled to (a) dividends in an amount equal to the greater of $1.00 or 100 times the amount of the dividends per share paid on the Common Stock, (b) a liquidation preference in an amount equal to the greater of $100 or 100 times the amount per share paid on the Common Stock and (c) a payment in connection with a business combination (in which shares of Common Stock are exchanged) equal to 100 times the amount per share paid on the Common Stock.


     The Psychiatric Group Stock does not include, or entitle the holders thereof to receive, the Rights, which are applicable only to the Common Stock.


LIMITS ON STOCK OWNERSHIP

     The Company's Certificate of Incorporation provides that as a condition to the transfer and/or registration of transfer of any shares of capital stock of the Company which would result in any stockholder owning, directly or indirectly, shares in excess of 9% of the issued and outstanding capital stock of the Company, the proposed transferee must file with the Company an affidavit setting forth the number of shares owned, directly or indirectly, by such transferee. Any acquisition of shares, transfer of shares or any options, warrants or other securities convertible into shares that would result in the disqualification of the Company as a REIT will be deemed void to the fullest extent permitted under applicable law and the intended transferee shall be deemed never to have had an interest therein. If more than 9.8% of the capital stock of the Company has become concentrated in the hands of one beneficial owner, (i) such beneficial owner and its affiliates and associates will be deemed to have offered to sell to the Company or its designee on the date specified in the Company's notice of acceptance of such offer to sell such number of shares sufficient, in the opinion of the Board, to maintain or bring the direct or indirect ownership of the capital stock of the Company held by such beneficial owner to a level of no more than 9.8% of the issued and outstanding capital stock of the Company, and (ii) the Board also will refuse to transfer or issue shares of capital stock to any person whose acquisition of such shares would result in the direct or indirect ownership by that person of more than 9.8% of the issued and outstanding capital stock of the Company. The purchase price for any shares of capital stock of the Company so redeemed will be equal to the fair market value of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or the average of the closing sales prices for the shares if then listed on more than one national securities exchange, or if the shares are not then listed on a national securities exchange, the latest bid quotation for the shares if then traded over-the-counter, on the last business day immediately preceding the day on which notice of acceptance of the offer of sale is sent by the Company, or, if no such closing sales prices or quotations are available, then the purchase price will be equal to the net asset value of such shares as determined in good faith by the Board. The purchase price of any such shares acquired by the Company, or its designee, will be paid, at the option of the Company, in cash or in the form of an unsecured, subordinated promissory note of the Company, or its designee, bearing interest and having a term to maturity (to be not less than 5 nor more than 20 years) as determined by the Board. From and after the tender by the Company of the purchase price therefor, the holder of any shares of capital stock of the Company so called for purchase will cease to be entitled to any rights as a holder of such shares, except the right to payment of the purchase price therefor.

BUSINESS COMBINATION PROVISIONS

     The Certificate of Incorporation requires that Business Combinations (as defined in the Certificate of Incorporation) between the Company and a Beneficial Owner (as defined in the Certificate of Incorporation) of 10% or more of the Company's outstanding shares of Voting Stock (as defined in the Certificate of Incorporation) (a "Related Person"), and any Affiliate (as defined in the Certificate of Incorporation) or Associate (as defined in the Certificate of Incorporation) of such person, be approved by (i) the affirmative vote of the holders of not less than 80% of the outstanding shares of Voting Stock and (ii) the holders of a majority of the outstanding shares of Voting Stock other than such Related Person and such person's Associates and Affiliates, unless a majority of the Continuing Directors (as defined in the Certificate of Incorporation) shall have approved the Business Combination or shall have approved the acquisition of outstanding shares of Voting Stock which caused the Related Person to become a Related Person. In general, Voting Stock means the capital stock of the Company entitled to vote generally in the election of directors, including the Psychiatric Group Stock, and each share is allocated for this purpose the number of votes granted to it generally in the election of directors.

     A "Business Combination" is defined in the Certificate of Incorporation as
(a) any merger or consolidation of the Company or any subsidiary (other than pursuant to Section 253 of the Delaware General Corporation Law with or into any corporation which owns at least 90% of the outstanding shares of each class of stock of the Company or its subsidiary, as applicable) with a Related Person or any other corporation (whether or not itself a Related Person) which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with a Related Person or such person's Affiliates or Associates of any assets of the Company (including the securities of a subsidiary) or a subsidiary having a fair market value of $20 million or more, (c) the issuance or transfer of any securities of the Company or a subsidiary by the Company or such subsidiary to any Related Person having an aggregate fair market value of $20 million or more, other than by any distribution pro rata to, or exchange offer made to, all holders of a publicly held class or series of stock of the Company or any of its subsidiaries, or upon the exercise, conversion or exchange of securities of the Company or any of its subsidiaries which are exercisable, convertible or exchangeable into or for securities of the Company or any of its subsidiaries,
(d) the adoption of any plan or proposal for the liquidation or dissolution of the Company by or on behalf of a Related Person or any of such person's Affiliates or Associates or (e) any reclassification of securities or recapitalization of the Company (including any reverse stock split), or any merger or consolidation of the Company with any of its subsidiaries or any other transaction involving the Company or any of its subsidiaries (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of voting stock of the Company or of any of its subsidiaries directly or indirectly owned by any Related Person or such person's Associates or Affiliates.

     The Company is also subject to the provisions of Section 203 of the Delaware General Corporation Law, which relate to business combinations.

STAGGERED BOARD; REMOVAL OF DIRECTORS

     The Board is divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of Directors. Directors are elected for a three-year term and the term of one class expires each year. A Director holds office until the annual meeting for the year in which his or her term expires. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. Under Delaware law, because the Board is divided into classes, no Director may be removed from office before expiration of his or her term except for cause.

VOTE REQUIRED TO CHANGE CERTAIN PROVISIONS

     The provisions described under "Limits on Stock Ownership" and "Business Combination Provisions" above may not be amended without the affirmative vote of stockholders holding at least 80% of the Voting Stock of the Company and, with respect to the provisions under "Business Combination Provisions" only, a majority vote of the stockholders of Voting Stock who are Disinterested Stockholders (as defined in the Certificate of Incorporation). The provisions described under "Staggered Board" above may not be amended without the affirmative vote of stockholders holding at least 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote generally in the election of Directors.

CERTAIN ANTI-TAKEOVER EFFECTS

     The provisions described under "-- Preferred Stock Purchase Rights Plan," "-- Limits on Stock Ownership," "-- Business Combination Provisions" and
"-- Staggered Board" above may have the effect of discouraging unilateral tender offers or other takeover proposals which certain stockholders might deem in their interests or in which they might receive a substantial premium over market price for their shares. The Board's authority to issue and establish the terms of currently authorized Preferred Stock without stockholder approval may also have the effect of discouraging takeover attempts. The provisions could also have the effect of insulating current management against the possibility of removal and could, by possibly reducing temporary fluctuations in market price caused by accumulations of Common Stock, deprive stockholders of opportunities to sell at a temporarily higher market price. However, the Board believes that the Preferred Stock Purchase Rights Plan and inclusion of the Business Combination and Staggered Board provisions may help assure fair treatment of stockholders and continuity of management and that the Limits on Stock Ownership provision is reasonably necessary to safeguard the Company's REIT status.

STOCK REGISTRAR AND TRANSFER AGENT

     ChaseMellon Shareholder Services is the registrar and transfer agent for the Common Stock and the Psychiatric Group Stock. ChaseMellon Shareholder Services is also depositary for the depositary shares with respect to the Psychiatric Group Stock.

                         DESCRIPTION OF DEBT SECURITIES


     The Debt Securities constitute either Senior Securities or Subordinated Securities as specified in the accompanying Prospectus Supplement. The Senior Securities will be issued under an Indenture (the "Senior Indenture") to be entered into by the Company prior to the issuance of any such Senior Securities, the form of which is filed as an exhibit to the Registration Statement. The Subordinated Securities will be issued under an Indenture (the "Subordinated Indenture") to be entered by the Company prior to the issuance of any such Subordinated Securities, the form of which is also filed as an exhibit to the Registration Statement. Both the Senior Indenture and the Subordinated Indenture are subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Information regarding the trustee under the Senior Indenture (the "Senior Trustee") or the trustee under the Subordinated Indenture (the "Subordinated Trustee"), as the case may be, will be included in any Prospectus Supplement and/or Pricing Supplement relating to such Senior Securities or Subordinated Securities. The Senior Indenture and the Subordinated Indenture are sometimes collectively referred to herein as the "Indentures;" the Senior Trustee and the Subordinated Trustee are sometimes collectively referred to herein as the "Trustees" and individually as a "Trustee." The following discussion includes a summary description of all material terms of the Indentures, other than terms that are specific to a particular series of Debt Securities, which will be described in the Prospectus Supplement and/or Pricing Supplement relating to such series. Accordingly, for a description of the terms of a particular issue of Debt Securities reference must be made to both the accompanying Prospectus Supplement, any Pricing Supplement and the following description. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indentures, including the definitions therein of certain capitalized terms in this Prospectus. The following summary is also qualified in its entirety by reference to the terms made a part of the Indenture by the Trust Indenture Act. Wherever particular Sections or Articles or defined terms of the Indentures are referred to herein or in a Prospectus Supplement or any Pricing Supplement, such Sections, Articles or defined terms are incorporated herein or therein by reference.


     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

     Other than as set forth under "Certain Covenants of the Company," and only to the extent applicable to the Debt Securities of a particular series, as indicated in the applicable Prospectus Supplement, there are no provisions of the Indentures that afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

GENERAL


     The Indentures do not limit the aggregate amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in separate series up to the aggregate amount from time to time authorized by the Company for each series. The Senior Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and unsubordinated indebtedness of the Company. The Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Indebtedness (as defined) of the Company, as described below under "Subordination of Subordinated Securities" and in a Prospectus Supplement applicable to an offering of Subordinated Securities.



     The applicable Prospectus Supplement or Prospectus Supplements and any Pricing Supplement will describe the following terms of the series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in permanent global form ("Global Security") and, if so, the terms and conditions, if any, upon which interests in such Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Debt Security of the series shall be payable if other than the person in whose name the Debt Security is registered on the Regular Record Date; (5) the date or dates on which such Debt

Securities will mature; (6) the rate or rates of interest, if any, or the method of calculation thereof, which such Debt Securities will bear; (7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on such Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) the place or places where the principal of, premium (if any) and interest on such Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, such Debt Securities may, pursuant to any optional provisions, be redeemed or purchased, in whole or in part, and any terms and conditions relevant thereto and the period or periods within which and the price or prices at which the Debt Securities will be redeemed or purchased, in whole or in part, and any terms and conditions relevant thereto; (10) the obligation of the Company, if any, to redeem or repurchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of the Holders; (11) the denominations in which any such Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) the currency, currencies or currency unit or units of payment of principal of and any premium and interest on such Debt Securities if other than U.S. dollars; (13) any index or formula used to determine the amount of payments of principal of and any premium and interest on such Debt Securities; (14) if the principal of or any premium or interest on such Debt Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on Debt Securities of such series as to which such election is made shall be payable, and the periods within which and the terms and conditions upon which such election is to be made; (15) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities of the series which will be payable upon declaration of the acceleration of the Maturity thereof; (16) the applicability of any provisions described under "Certain Covenants of the Company"; (17) the applicability of any provisions described under "Defeasance"; (18) the terms and conditions, if any, pursuant to which such Debt Securities are convertible or exchangeable into Common Stock or other securities of the Company or another issuer and (19) any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indentures. (Section 301)


     Debt Securities may be issued at a discount from their principal amount. All material United States Federal income tax, accounting and other special considerations applicable to any such Original Issue Discount Securities will be described in the applicable Prospectus Supplement or Pricing Supplement.



     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement or any Pricing Supplement.


SUBORDINATION OF SUBORDINATED SECURITIES

     The indebtedness evidenced by the Subordinated Securities will be subordinated and junior in right of payment to the extent set forth in the Subordinated Indenture to the prior payment in full of amounts then due on all Senior Indebtedness (as defined below). No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Subordinated Securities or on account of the purchase or other acquisition of Subordinated Securities, if the maturity of any of the Subordinated Securities shall have been accelerated, until all amounts due have been paid on all outstanding Senior Indebtedness, or if (i) there shall have occurred and be continuing a default in the payment of principal (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, or any event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity of such Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled or (ii) any such default in payment or event of default shall be the subject of a judicial proceeding. By reason of these provisions in the event of default of any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Subordinated Securities may not be permitted to be made until such default is cured or such Senior Indebtedness is paid in full.

     Upon any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceeding of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all principal of (and premium, if any) and interest due upon all Senior Indebtedness must be paid in full before the Holders of the Subordinated Securities or the Trustee is entitled to receive or retain any assets so distributed in respect of the Subordinated Securities. By reason of this provision, in the event of insolvency Holders of the Subordinated Securities may recover less than other creditors of the Company, including holders of Senior Indebtedness.


     "Senior Indebtedness" means the principal of (and premium, if any) and interest on (a) all indebtedness of the Company (including indebtedness of others guaranteed by the Company) other than the Subordinated Securities which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kind, (b) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, and (c) amendments, renewals, extensions, modifications and refunding of any such indebtedness or obligation, in any such case whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Securities or it is provided that such obligation is subordinated to senior indebtedness to substantially the same extent as the Subordinated Securities are subordinated to Senior Indebtedness. As of June 30, 1997, the amount of Senior Indebtedness was approximately $219.0 million. The Subordinated Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness.


FORM, EXCHANGE, REGISTRATION, CONVERSION, TRANSFER AND PAYMENT


     Unless otherwise indicated in the applicable Prospectus Supplement or any Pricing Supplement, the Debt Securities will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof. (Section 302) Unless otherwise indicated in the applicable Prospectus Supplement or any Pricing Supplement, payment of principal, premium (if any) and interest on the Debt Securities will be payable, and the exchange, conversion and transfer of Debt Securities will be registrable, at the office or agency of the Company maintained for such purposes and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental change imposed in connection therewith. (Section 305)


     All moneys paid by the Company to a Paying Agent for the payment of principal of and any premium or interest on any Debt Security which remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to the Company and thereafter the Holder of such Debt Security may look only to the Company for payment thereof. (Section 1003)

GLOBAL SECURITIES


     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a Depositary ("Depositary") or its nominee identified in the applicable Prospectus Supplement or Pricing Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any nominee to a successor Depositary or a nominee of such successor Depositary and except in the circumstances described in the applicable Prospectus Supplement or Pricing Supplement. (Sections 204 and 305)



     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement or Pricing Supplement. The Company expects that the following provisions will apply to depositary arrangements.



     Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interest in such Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.



     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement or Pricing Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the applicable Indenture. (Sections 204 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the applicable Indenture. The Company understands that under existing industry practices, if the Company requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under an Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.



     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement or any Pricing Supplement.


CERTAIN COVENANTS OF THE COMPANY


     If so indicated in the applicable Prospectus Supplement or any Pricing Supplement with respect to a particular series of Debt Securities, the Company will be subject to either or both of the following covenants, except as may be indicated in the applicable Prospectus Supplement or any Pricing Supplement.


     The Debt Securities will not be secured by mortgage, pledge or other lien. The Company will covenant in the Indenture not to pledge or otherwise subject to any lien, any property or assets of the Company or its subsidiaries unless the Debt Securities of such series are secured by such pledge or lien equally and ratably with all other obligations secured thereby so long as such obligations shall be so secured; provided, however, that such covenant will not apply to liens securing obligations which do not in the aggregate at any one time outstanding exceed 10% of Consolidated Net Tangible Assets (as defined below) of the Company and its consolidated subsidiaries and in addition will not apply to:

          (1) Any lien or charge on any property, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

          (2) Any liens securing the performance of any contract or undertaking of the Company not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debts, if made and continuing in the ordinary course of business;

          (3) Any lien in favor of the United States or any state thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure progress, advance, or other payments pursuant to any contract or provision of any statute;

          (4) Mechanics, materialmen's, carriers', or other like liens arising in the ordinary course of business (including construction of facilities) in respect of obligations which are not due or which are being contested in good faith;

          (5) Any lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

          (6) Any liens for taxes, assessments or governmental charges or levies not yet delinquent, or liens for taxes, assessments or governmental charges or levies already delinquent but the validity of which is being contested in good faith;

          (7) Liens (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and in the case of judgment liens, execution thereof is stayed;

          (8) Liens relating to secured indebtedness of the Company outstanding as of June 30, 1995; and

          (9) Any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any lien referred to in the foregoing clauses (1) to (8) inclusive; provided, however, that the amount of any and all obligations and indebtedness secured thereby shall not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) less (i) all current liabilities and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles of the Company and its consolidated subsidiaries, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles. (Section 1008)

     The Company will also covenant in the Indenture that it will not create, assume, incur, or otherwise become liable in respect of, any

          (a) Senior Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed the greater of (i) 150% of Capital Base (as defined below), or (ii) 225% of Tangible Net Worth (as defined below); and

          (b) Non-Recourse Debt (as defined below) unless the aggregate outstanding principal amount of Senior Debt and Non-Recourse Debt of the Company will not, at the time of such creation, assumption or incurrence and after giving effect thereto and to any concurrent transactions, exceed 225% of Capital Base.

     For the purposes of this limitation as to borrowing money, "Senior Debt" means all Debt other than Non-Recourse Debt and Subordinated Debt; "Debt", with respect to any Person, means (i) its indebtedness, secured or unsecured, for borrowed money; (ii) Liabilities secured by any existing lien on property owned by such Person; (iii) Capital Lease Obligations, and the present value of all payments due under any arrangement for retention of title (discounted at a rate per annum equal to the average interest borne by all outstanding Debt Securities determined on a weighted average basis and compounded semi-annually) if such arrangement is in substance an installment purchase or an arrangement for the retention of title for security purposes; and (iv) guarantees of obligations of the character specified in the foregoing clauses (i), (ii) and (iii), to the full extent of the liability of the guarantor (discounted to present value, as provided in the foregoing clause (iii), in the case of guarantees of title retention arrangements); "Capital Lease" means at any time any lease of property, real or personal, which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Capital Lease Obligation" means at any time the amount of the liability in respect of a Capital Lease which, in accordance with generally accepted accounting principles, would at such time be required to be capitalized on a balance sheet of the lessee; "Person" means an individual, partnership, corporation, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, or a government or agency or political subdivision thereof; "Non-Recourse Debt" with respect to any Person, means any Debt secured by, and only by, property on or with respect to which such Debt is incurred where the rights and remedies of the holder of such Debt in the event of default do not extend to assets other than the property constituting security therefor; "Subordinated Debt" means any unsecured Debt of the Company which is issued or assumed pursuant to, or evidenced by, an indenture or other instrument which contains provisions for the subordination of such other Debt (to which appropriate reference shall be made in the instruments evidencing such other Debt if not contained therein) to the Debt Securities (and, at the option of the Company, if so provided, to other Debt of the Company, either generally or as specifically designated); "Capital Base" means, at any date, the sum of Tangible Net Worth and Subordinated Debt; "Tangible Net Worth" means, at any date, the net book value (after deducting related depreciation, obsolescence, amortization, valuation, and other proper reserves) of the tangible assets of the Company at such date, minus the amount of its Liabilities at such date; and "Liabilities" means, at any date, the items shown as liabilities on the balance sheet of the Company, except any item of deferred income, including capital gains. (Section 1009)

EVENTS OF DEFAULT

     The following are Events of Default under the Indentures with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days;
(c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in the applicable Indenture (other than a covenant included in such Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the respective Indentures; (e) failure to pay at the final maturity thereof the principal of, or acceleration of, any indebtedness for money borrowed by the Company in excess of $5 million, if such indebtedness is not discharged, or such acceleration is not annulled, as provided in the respective Indentures; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501)

     If an Event of Default (other than an Event of Default described in clause
(f) above) with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the respective Indentures may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. If an Event of Default described in clause (f) above with respect to the Debt Securities of any series at the time Outstanding shall occur, the principal amount of all the Debt Securities of that series (or, in the case of any such Original Issue Discount Security or other Debt Security, such specified amount) will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration his been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502) For information as to waiver or defaults, see "Modification and Waiver" below.

     The Indentures provide that, subject to the duty of the respective Trustees thereunder during an Event of Default to act with the required standard of care, such Trustee will be under no obligation to exercise any of its rights or powers under the respective Indentures at the request or direction of any of the Holders, unless such Holders shall have offered to such Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series. (Section 512)

     No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy thereunder, unless such Holder shall have previously given to the applicable Trustee written notice of a continuing Event of Default (as defined) and unless the Holders of at least 25 percent in aggregate principal amount of the outstanding Debt Securities of the same series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of the same series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for enforcement of payment of the principal of and interest on such Debt Security on or after the respective due dates expressed in such Debt Security. (Section 508)

     The Company will be required to furnish to the Trustees annually a statement as to the performance by the Company of its obligations under the respective Indentures and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the respective Indentures may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) in the case of Subordinated Securities, modify the provisions of the Subordinated Indenture with respect to subordination or conversion of such Subordinated Securities in a manner adverse to the Holders, or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain covenants of the applicable Indenture. (Section 1010) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the applicable Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision which under the applicable Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, the Company, provided (a) that the Person (if other than the Company) formed by such consolidation or into which the Company is merged or which acquires or leases the assets of the Company substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the respective Indentures, (b) that after giving effect to such transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (c) that certain other conditions are met. (Article Eight)

DEFEASANCE AND COVENANT DEFEASANCE


     If so indicated in the applicable Prospectus Supplement or any Pricing Supplement with respect to the Debt Securities of a series, the Company, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain an office or agency in respect of the Debt Securities and hold moneys for payment in trust) or (ii) will be released from its obligations to comply with the Covenants that are specified under "Certain Covenants of the Company" above with respect to the Debt Securities of such series, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any defeased covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all of the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of such Debt Securities. Such a trust may only be established if, among other things,
(a) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the applicable Indenture shall have occurred and be continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event which with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time on or prior to the 90th day following such date of deposit, (c) the Company shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities of such series will not recognize gain or loss for United States Federal income tax purposes as a result of such deposit or defeasance and will be subject to United States Federal income tax in the same manner as if such defeasance had not occurred. In the event the Company omits to comply with its remaining obligations under the applicable Indenture after a defeasance of such Indenture with respect to the Debt Securities of any series as described under clause (ii) above and the Debt Securities of such series are declared due and payable because of the occurrence of any undefeased Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)

     Notwithstanding the description set forth under "Subordination of Subordinated Securities" above, in the event that the Company deposits money or U.S. Government Obligations in compliance with the Subordinated Indenture in order to defease all or certain of its obligations with respect to any Subordinated Securities, the moneys or U.S. Government Obligations so deposited will not be subject to the subordination provisions of the Subordinated Indenture and the indebtedness evidenced by such Subordinated Securities will not be subordinated in right of payment to the holders of Senior Indebtedness to the extent of the moneys or U.S. Government Obligations so deposited.

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

REGARDING THE TRUSTEE

     The Indentures contain certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee will be permitted to engage in certain other transactions; however, if it acquires any potential conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 608)

                         DESCRIPTION OF PREFERRED STOCK


     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement or any Pricing Supplement. If so indicated in a Prospectus Supplement or a Pricing Supplement, the terms of any such series may differ from the terms set forth below.


     The summary of terms of the Company's preferred stock (including the Preferred Stock) contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and the certificate of designations relating to each series of the Preferred Stock (the "Certificate of Designations"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.


     The Certificate of Incorporation of the Company provides that the Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $0.01 per share, issuable in series by the Board. As of June 30, 1997, the Company had outstanding approximately 208,000 shares of Psychiatric Group Stock, which constitute a separate series of Preferred Stock, issued and outstanding. Such shares are the only shares of Psychiatric Group Stock authorized by the Board to be issued, except shares of Psychiatric Group Stock issuable upon exercise of options granted in connection with the initial issuance of shares of Psychiatric Group Stock. In addition, the Company has authorized the issuance of approximately 257,000 Series A Preferred Shares. See "Description of Common Stock and Psychiatric Group Stock -- Preferred Stock Purchase Rights Plan."



     The authorized but unissued shares of Preferred Stock of the Company will be available for issuance from time to time by the Company at the sole discretion of the Board for any proper corporate purpose, which could include raising capital, providing compensation or benefits to employees, paying stock dividends or acquiring assets, companies or businesses. The Preferred Stock may be issued in such series and with such voting powers, and such preferences or other special rights, qualifications, limitations or restrictions, as may be stated and expressed in the resolutions authorizing its issuance as may be adopted by the Board from time to time. Under applicable Delaware law, such future issuances would not require further approval of stockholders, and the Company would not seek approval of stockholders unless such approval would be required by stock exchange regulations, would be in conjunction with a further amendment to the Certificate of Incorporation or would otherwise be deemed advisable by the Board. Thus, the Board of Directors, without stockholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. See "Description of Common Stock and Psychiatric Group Stock -- Preferred Stock Purchase Rights Plan."


     The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement or any Pricing Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement or any Pricing Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designation and stated value per share of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights;
(7) whether the Company has elected to offer Depositary Shares as described below under "Description of Depositary Shares"; and (8) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.


GENERAL


     The Preferred Stock will be issued in one or more series. The holders of Preferred Stock will have no preemptive rights. Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The applicable Prospectus Supplement or any Pricing Supplement will contain a description of material United States Federal income tax, accounting and other considerations relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.



     As described under "Description of Depositary Shares," the Company may, at its option, elect to offer depositary shares ("Depositary Shares") evidenced by depositary receipts ("Depositary Receipts"), each representing a fractional interest (to be specified in the Prospectus Supplement or any Pricing Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Depositary (as defined below).


RANK

     The Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and Psychiatric Group Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Certificate of Incorporation.

DIVIDENDS

     Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as set forth in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company (or, if applicable, on the records of the Depositary (as hereinafter defined) referred to below under "Description of Depositary Shares") on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").


     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement or any Pricing Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future Dividend Payment Dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.



     No full dividends shall be declared or paid or set apart for payment on preferred stock of the Company of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the Prospectus Supplement and any Pricing Supplement attached hereto for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other. Unless full dividends on the series of Preferred Stock offered by the Prospectus Supplement and any Pricing Supplement attached hereto have been declared and paid or set apart for payment for the immediately preceding dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) (a) no cash dividend or distribution (other than in shares of Junior Stock) may be declared, set aside or paid on the Junior Stock, (b) the Company may not repurchase, redeem or otherwise acquire any shares of its Junior Stock (except by conversion into or exchange for Junior Stock) and (c) the Company may not, directly or indirectly, repurchase, redeem or otherwise acquire any shares of Preferred Stock or Parity Stock otherwise than pursuant to certain pro rata offers to purchase or a concurrent redemption of all, or a pro rata portion, of the outstanding shares of such Preferred Stock and Parity Stock (except by conversion into or exchange for Junior Stock). The Company does not currently have outstanding any Parity Stock.


CONVERTIBILITY


     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another series of Preferred Stock or other securities of the Company or another issuer will be set forth in the Prospectus Supplement or any Pricing Supplement relating thereto. See "Description of Common Stock and Psychiatric Group Stock."


REDEMPTION


     The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the related Prospectus Supplement or any Pricing Supplement.


LIQUIDATION


     Unless otherwise specified in the applicable Prospectus Supplement or any Pricing Supplement, in the event of a voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the Company, to receive an amount per share as set forth in the related Prospectus Supplement or any Pricing Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.


VOTING


     The Preferred Stock of a series will not be entitled to vote, except as provided below or in the applicable Prospectus Supplement or any Pricing Supplement and as required by applicable law. Unless otherwise specified in the related Prospectus Supplement or any Pricing Supplement, at any time dividends in an amount equal to six quarterly dividend payments on the Preferred Stock shall have accrued and be unpaid, holders of the Preferred Stock shall have the right to a separate class vote (together with the holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable, "Voting Parity Stock") to elect two members of the Board of Directors at the next annual meeting of stockholders and thereafter until dividends on the Preferred Stock have been paid in full for four consecutive dividend periods, including the last preceding dividend period. Additionally, without the affirmative vote of the holders of two-thirds of the shares of Preferred Stock then outstanding (voting separately as a class together with any Voting Parity Stock), the Company may not, either directly or indirectly or through merger or consolidation with any other corporation, (i) approve the authorization, creation or issuance, or an increase in the authorized or issued amount, of any class or series of stock ranking prior to the shares of Preferred Stock in rights and preferences or (ii) amend, alter or repeal its Certificate of Incorporation or the Certificate of Designations so as to materially and adversely change the specific terms of the Preferred Stock. An amendment which increases the number of authorized shares of or authorizes the creation or issuance of other classes or series of preferred stock ranking junior to or on a parity with the Preferred Stock with respect to the payment of dividends or distribution of assets upon liquidation, dissolution or winding up, or substitutes the surviving entity in a merger, consolidation, reorganization or other business combination for the Company, shall not be considered to be such an adverse change.


     As more fully described under "Description of Depositary Shares" below, if the Company elects to issue Depositary Shares, each representing a fraction of a share of a series of the Preferred Stock, each such Depositary Share will, in effect, be entitled to such fraction of a vote per Depositary Share.

NO OTHER RIGHTS


     The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related Prospectus Supplement or any Pricing Supplement, the Certificate of Incorporation and in the certificate of designations or as otherwise required by law.


                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and

Depositary Receipts relating to each series of the Preferred Stock which have been or will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock.

GENERAL


     The Company may, at its option, elect to offer fractional interests in shares of Preferred Stock, rather than shares of Preferred Stock. In the event such option is exercised, the Company will provide for the issuance by a Depositary to the public of receipts for Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement or any Pricing Supplement relating to a particular series of the Preferred Stock which will be filed with the Commission at or prior to the time of the offering of such series of the Preferred Stock as described below).



     The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement or any Pricing Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a share of Preferred Stock underlying such Depositary Shares, to all the rights and preferences of the Preferred Stock underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).


     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement.

     Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Company, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Company's expense.

     Upon surrender of Depositary Receipts at the office of the Depositary and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, a holder of Depositary Shares is entitled to have the Depositary deliver to such holder the whole shares of Preferred Stock underlying the Depositary Shares evidenced by the surrendered Depositary Receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all the dividends or other cash distributions received in respect of the Preferred Stock to the record holders of Depositary Shares relating to such Preferred Stock in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. Fractions will be rounded down to the nearest whole cent.

     In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

     The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Company to holders of the Preferred Stock shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

     If a series of the Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Stock held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 60 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Stock. Whenever the Company redeems shares of Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to shares of Preferred Stock so redeemed. If less than all of the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will refrain from voting shares of Preferred Stock to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Company or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or (ii) there has been a final distribution in respect of the Preferred Stock of the relevant series in connection with any liquidation, dissolution or winding up of the Company and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and any redemption of the Preferred Stock. Holders of Depositary Shares will pay other transfer and other taxes and government charges and such other charges as are expressly provided in the Deposit Agreement for the accounts.

MISCELLANEOUS

     The Depositary will forward to the holders of Depositary Shares all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock.

     Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. Neither the

Company nor the Depositary will be subject to any liability under the Deposit Agreement to any holder of a Depositary Share, other than for their gross negligence or willful misconduct, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Stock for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                            DESCRIPTION OF WARRANTS


     The Company may issue, together with any other series of Securities offered or separately, Warrants entitling the holder to purchase from or sell to the Company, or to receive from the Company the cash value of the right to purchase or sell, Debt Securities, shares of Preferred Stock, Depositary Shares, Common Stock or other securities. The Warrants are to be issued under Warrant Agreements (each a "Warrant Agreement") to be entered into between the Company and a bank or trust company, as warrant agent (the "Warrant Agent"), all as set forth in the applicable Prospectus Supplement or any Pricing Supplement relating to the particular issue of Warrants. Copies of the forms of Warrant Agreement, including the forms of Warrant Certificates representing the Warrants (the "Warrant Certificates"), are filed as exhibits to the Registration Statement of which this Prospectus forms a part.



     In the case of each series of Warrants, the applicable Prospectus Supplement or any Pricing Supplement will describe the terms of the Warrants being offered thereby, including the following, if applicable: (i) the offering price; (ii) the currencies in which such Warrants are being offered; (iii) the number of Warrants offered; (iv) the securities underlying the Warrants; (v) the exercise price, the procedures for exercise of the Warrants and the circumstances, if any, that will cause the Warrants to be deemed to be automatically exercised; (vi) the date on which the right to exercise the Warrants shall commence and the date on which such right shall expire; (vii) U.S. federal income tax consequences; and (viii) other terms of the Warrants.



     Warrants may be exercised at the appropriate office of the Warrant Agent or any other office indicated in the applicable Prospectus Supplement or any Pricing Supplement. Prior to the exercise of Warrants entitling the holder to purchase any securities, holders of such Warrants will not have any of the rights of holders of the securities purchasable upon such exercise and will not be entitled to payments made to holders of such securities.


     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Warrants and that do not adversely affect the interests of the holders of the Warrants.

                              PLAN OF DISTRIBUTION


     The Company may offer Securities to or through underwriters, through agents or directly to other purchasers. The accompanying Prospectus Supplement or any Pricing Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices.


     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers in the form of discounts, concessions or commissions. The accompanying Prospectus Supplement or any Pricing Supplement sets forth the terms of the offering of the Securities in respect of which this Prospectus is being delivered, including any underwriting discounts and other items constituting compensation of the underwriters and agents. Underwriters, agents and dealers participating in the distribution of the Securities may be deemed to be underwriters within the meaning of the Securities Act.



     Pursuant to agreements that may be entered into between the Company and any underwriters or agents named in the Prospectus Supplement or any Pricing Supplement, such underwriters or agents may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.



     If so indicated in the Prospectus Supplement or any Pricing Supplement, the Company will authorize underwriters or other persons acting as agents for the Company to solicit offers by certain institutional investors to purchase Debt Securities or Preferred Stock from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. The obligations of the purchaser under any such contract will not be subject to any conditions except (i) the investment in the Debt Securities or Preferred Stock by the institution shall not at the time of delivery be prohibited by the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if a portion of the Debt Securities or Preferred Stock is being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities or Preferred Stock not sold for delayed delivery. Underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.



     All Debt Securities, Preferred Stock and Warrants offered will be a new issue of securities with no established trading market. Any underwriters to whom such Debt Securities, Preferred Stock, Depositary Shares and Warrants are sold by the Company for public offering and sale may make a market in such Debt Securities, Preferred Stock, Depositary Shares and Warrants, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any Debt Securities, Preferred Stock, Depositary Shares or Warrants.


     Certain of the underwriters or agents and their associates may be customers of, engage in transactions with and perform services for the Company in the ordinary course of business.


     The specific terms and manner of sale of the Securities in respect of which this Prospectus is being delivered are set forth or summarized in the Prospectus Supplement or any Pricing Supplement.


                             VALIDITY OF SECURITIES


     The validity of the Securities offered will be passed upon for the Company by Davis, Graham & Stubbs, LLP, Denver, Colorado, and for the Underwriters or agents, if any, by such counsel as may be named in the accompanying Prospectus Supplement or any Pricing Supplement.


                                    EXPERTS

     The consolidated balance sheets of American Health Properties, Inc. and subsidiaries as of December 31, 1996 and December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996; the combined balance sheets of the Core Group (a business unit of American Health Properties, Inc.) as of December 31, 1996 and December 31, 1995 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1996; and the combined balance sheets of the Psychiatric Group (a business unit of American Health Properties, Inc.) as of December 31, 1996 and

December 31, 1995 and the related combined statements of operations, total attributed equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                    GLOSSARY

     "Available Dividend Amount," on any date (the "calculation date") with respect to the Common Stock or the Psychiatric Group Stock (the "subject group stock") issued with reference to either Group (the "subject group"), means either:

          (i) the excess of (x) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation, over (y) the sum of the aggregate par value of all outstanding subject group stock and all other capital stock of the Company attributed to the subject group; or

          (ii) in case there shall be no such excess, an amount equal to the net profits, if any, of the subject group for the fiscal year in which the dividend is declared and/or the preceding fiscal year, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation.

     "Board" means the Board of Directors of the Company.

     "Core Group" means all assets and liabilities of, and all activities engaged in by, the Company and its subsidiaries, other than assets, liabilities and activities which comprise part of the Psychiatric Group. Future issuances of Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock) will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Core Group. All dividends or other distributions on or repurchases of the Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock), and all costs attributed by the Board to the Core Group, will be deemed to be funded out of assets of the Core Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "Fair Market Value" for any assets means the price that a willing buyer adequately informed and not compelled to buy would pay for such assets to a willing seller adequately informed and not compelled to sell, as determined by the Board (whose determination shall be conclusive).

     "Funds From Operations" as used herein means net income (loss) computed in accordance with GAAP, excluding gains (losses) from sales of property, adjusted for write-downs of mortgage notes and investments in real estate and certain other non-cash items, primarily depreciation and amortization. Funds From Operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company's operating performance or an alternative to cash flow as a measure of liquidity.

     "GAAP" means generally accepted accounting principles.

     "Group" means the Core Group or the Psychiatric Group.

     "Market Value" of any stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock Exchange Composite Tape or other national securities exchange, or if the shares of such stock are not listed or admitted to trading on any national securities exchange on such Trading Day, on the NASDAQ/NM, or if the shares of such stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market on such Trading Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock (as determined by the Board, whose determination shall be conclusive); provided that, for purposes of determining the ratios which compare the Market Values of Common Stock and Psychiatric Group Stock, as calculated over any period, (i) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to the "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend or distribution (as determined by the Board, whose determination shall be conclusive) and (ii) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination occurring during such period or (B) the "ex" date or any similar date occurring during such period for any dividend or distribution with respect to such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution. For purposes of the foregoing, the Market Value of the Psychiatric Group Stock on any day will be deemed to equal ten times (or such other ratio as reflects the number or fraction of shares of Psychiatric Group Stock that a Depositary Share represents, if such number or fraction is changed) the Market Value of the Depositary Shares on such day.

     "NASDAQ/NM" means the National Association of Securities Dealers Automated Quotations National Market.

     "Net Fair Market Value" of the Psychiatric Group or Core Group, as the case may be, means the hypothetical Fair Market Value of 100% of the stock of a corporation, assuming the corporation had all of the assets and liabilities of such Group and no other assets or liabilities, as determined by the Board (whose determination shall be conclusive).

     "Net Proceeds from Psychiatric Group Asset Sales" means the net proceeds of any sales of Psychiatric Group investments (after transaction costs and reserves for contingencies).

     "Psychiatric Group" means (a) the interests of the Company and its subsidiaries in their respective investments in psychiatric hospitals, (b) all activities engaged in by the Company and its subsidiaries in connection with such investments and (c) all assets and liabilities of the Company or any of its subsidiaries relating to or arising out of, or otherwise attributed by the Board to, such investments or activities. Future issuances of Psychiatric Group Stock will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Psychiatric Group. All dividends or other distributions on or repurchases of the Psychiatric Group Stock, and all costs attributed by the Board to the Psychiatric Group, will be deemed to be funded out of assets of the Psychiatric Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

     "REIT" means a real estate investment trust.

     "Trading Day" means each weekday other than any day on which the Common Stock or Depositary Shares, as the case may be, is not traded on any national securities exchange or the NASDAQ/NM or in the over-the-counter market.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated expenses in connection with the issuance and distribution of the Securities being registered are as follows:

SEC registration fee........................................  $ 90,910
Blue Sky fees and expenses (including legal fees)...........    10,000
Legal fees and expenses.....................................   150,000
Accounting fees and expenses................................   100,000
Printing and engraving expenses.............................   150,000
Rating agency fees..........................................   150,000
Trustees' fees and expenses.................................    45,000
Miscellaneous...............................................    54,090
                                                              --------
          Total.............................................  $750,000*
                                                              ========

---------------
* All amounts listed above, except for the registration fee, are estimates.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, employees and agents against liability arising out of their respective capacities as directors, officers employees or agents. Article V of the Company's Certificate of Incorporation provides for the limitation of personal liability of the directors of the Company as follows:

                                   ARTICLE V

                     PROVISIONS FOR DEFINING, LIMITING AND
                        REGULATING CERTAIN POWERS OF THE
                        CORPORATION AND OF THE DIRECTORS
                                AND STOCKHOLDERS

          Section 4. A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date hereof to permit the further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Article V of the Company's Bylaws provides for indemnification of officers, directors and employees of the Company as follows:

          Section 13. Indemnification. Each officer, director and employee of the Corporation shall be indemnified by the Corporation as provided in the Certificate of Incorporation.

          The Company has entered into indemnification agreements with its directors that would require the Company, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his capacity as a director. The Company also provides its directors and officers with coverage pursuant to a policy of directors' and officers' liability insurance.

ITEM 16.  EXHIBITS


 1.1++   Form of Underwriting Agreement for Preferred Stock,
         Depositary Shares, Common Stock and Common Stock Warrants
 1.2++   Form of Underwriting Agreement for Debt Securities
 4.1     Restated Certificate of Incorporation, incorporated by
         reference from Exhibit 4.1 to the Company's Registration
         Statement on Form S-3 (No. 33-61895)
 4.2     Certificate of Designations of Psychiatric Group Preferred
         Stock, incorporated by reference from Exhibit 4.1 to the
         Current Report on Form 8-K dated August 14, 1995
 4.3     Amended and Restated By-laws, as amended to date,
         incorporated by reference from Exhibit 3.2 to the Annual
         Report on Form 10-K for the period ended December 31, 1992
         (Commission File No. 1-9381)
 4.4     Rights Agreement dated as of April 10, 1990, incorporated by reference from Exhibit 2 to the Company's Registration
         Statement on Form 8-A dated April 10, 1990 (Commission File
         No. 1-9381)
 4.5     Form of Senior Indenture, including form of Senior Debt
         Security, incorporated by reference to Exhibit 4.5 to the
         Company's Registration Statement on Form S-3 dated September
         26, 1995 (No. 33-61895)
 4.6     Form of Subordinated Indenture, including form of
         Subordinated Security, incorporated by reference to Exhibit
         4.6 to the Company's Registration Statement on Form S-3
         dated September 26, 1995 (No. 33-61895)
 4.7     Form of Certificate of Designations of Preferred Stock,
         incorporated by reference to Exhibit 4.7 to the Company's
         Registration Statement on Form S-3 dated September 26, 1995
         (No. 33-61895)
 4.8     Form of Deposit Agreement, including form of Depositary
         Receipt for Depositary Shares, incorporated by reference to
         Exhibit 4.8 to the Company's Registration Statement on Form
         S-3 dated September 26, 1995 (No. 33-61895)
 4.9     Specimen Stock Certificate with respect to Preferred Stock, incorporated by reference to Exhibit 4.9 to the Company's
         Registration Statement on Form S-3 dated September 26, 1995
         (No. 33-61895)
 4.10    Specimen Stock Certificate with respect to Common Stock,
         incorporated by reference to Exhibit 4.10 to the Company's
         Registration Statement on Form S-3 dated September 26, 1995
         (No. 33-61895)
 4.11    Form of Preferred Stock Warrant Agreement (including form of
         Preferred Stock Warrant Certificate), incorporated by
         reference to Exhibit 4.11 to the Company's Registration
         Statement on Form S-3 dated September 26, 1995 (No.
         33-61895)
 4.12    Form of Common Stock Warrant Agreement (including form of
         Common Stock Warrant Certificate), incorporated by reference to Exhibit 4.12 to the Company's Registration Statement on
         Form S-3 dated September 26, 1995 (No. 33-61895)
 4.13    Form of Debt Warrant Agreement (including form of Debt
         Warrant Certificate), incorporated by reference to Exhibit
         4.13 to the Company's Registration Statement on Form S-3
         dated September 26, 1995 (No. 33-61895)
 5.1*    Opinion of Davis, Graham & Stubbs, LLP
12.1     Statement regarding computations of ratio of earnings to
         fixed charges
23.1     Consent of Arthur Andersen LLP, independent public
         accountants
23.2     Consent of Davis, Graham & Stubbs, LLP (included in Exhibit
         5.1)

24.1*    Powers of Attorney
25.1+ Statement of Eligibility on Form T-1 with respect to the Securities


---------------

* Previously filed


+ To be filed prior to effectiveness, on a Current Report on Form 8-K, or in accordance with Rule 5b-3 under the Trust Indenture Act of 1939, as amended.


++ To be filed by post-effective amendment or in a Current Report on Form 8-K


ITEM 17.  UNDERTAKINGS

     (A) The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (D) The undersigned registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (E) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the Senior Trustee or the Subordinated Trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     (F) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on the 14th day of October, 1997.


                                          AMERICAN HEALTH PROPERTIES, INC.


                                          By: /s/ Joseph P. Sullivan*
                                             -----------------------------------

                                            Joseph P. Sullivan
                                            Chairman of the Board of Directors,
                                            President and Chief Executive
                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the foregoing persons in the capacities and on the dates indicated.



           /s/ Joseph P. Sullivan*             Chairman of the Board of           October 14, 1997
---------------------------------------------  Directors, President and Chief
             Joseph P. Sullivan                Executive Officer

            /s/ Michael J. McGee               Senior Vice President, Chief       October 14, 1997
---------------------------------------------  Financial Officer (Principal
              Michael J. McGee                 Financial and Accounting Officer)
                                               and Assistant Secretary

              /s/ Royce Diener*                Director                           October 14, 1997
---------------------------------------------
                Royce Diener

            /s/ James L. Fishel*               Director                           October 14, 1997
---------------------------------------------
               James L. Fishel

                                               Director
---------------------------------------------
               Charles M. Haar

                                               Director
---------------------------------------------
            James D. Harper, Jr.

            /s/ Sheldon S. King*               Director                           October 14, 1997
---------------------------------------------
               Sheldon S. King

                                               Director
---------------------------------------------
            John P. Mamana, M.D.

             /s/ Louis T. Rosso*               Director                           October 14, 1997
---------------------------------------------
               Louis T. Rosso

*By:        /s/ MICHAEL J. MCGEE
    -----------------------------------------
              Michael J. McGee
              Attorney-in-fact

                                 EXHIBIT INDEX


    EXHIBIT                                                                     PAGE
    NUMBER                               DOCUMENT                              NUMBER
    -------                              --------                              ------
      12.1     Statement regarding computations of ratio of earnings to
               fixed charges
      23.1     Consent of Arthur Andersen LLP, independent public
               accountants